Exhibit 10.39
Employee: Thomas Schlick
CHANGE OF CONTROL AGREEMENT
Dated April 10, 2006
     The terms of this Change of Control Agreement dated April 10, 2006 (“Agreement”) by and between XATA Corporation (“XATA” or the “Company”) and Employee (named above) set forth certain payment provisions in the event that Employee is terminated after a Change of Control (defined below). This Agreement does not change the employment relationship of XATA and Employee, which is terminable at will by either party.
     1. XATA and Employee agree that if there is a Change of Control and within six months following such Change of Control:
(a)	Employee is terminated without Cause; or

(b)	Employee terminates his employment for Good Reason;
then Employee shall thereupon become immediately vested without restriction in all of the Award Shares issued to him under his Restricted Stock Award Agreement dated April 10, 2006. In addition, Employee shall be entitled to the payments and other benefits set forth in Section 2 of this Agreement.
     2. XATA shall continue to pay Employee’s salary at the annual rate in effect immediately prior to the date of termination for a period of 12 months; provided, however, that such payments shall be reduced by the amount of Employee’s income from salary, wages, tips, and other remuneration related to full time or part time employment or services. The salary shall be paid at the end of each calendar month in the same manner as if Employee had remained employed. In addition, the Company shall reimburse the Employee for outplacement expenses up to $10,000, which amount shall be payable for services provided within the first twelve months following the date of termination upon submission to the Company of appropriate documentation evidencing Employee’s payment for such services.
     3. The following definitions apply for purposes of this Agreement:
     Cause. A termination of employment shall be for “Cause” only if the Employee:
(i)	has been convicted of a felony;

(ii)	has engaged in an act or acts of personal dishonesty intended to result in substantial personal enrichment of the Employee at the expense of XATA;

(iii)	has intentionally engaged in other conduct that is demonstrably and materially injurious to XATA, monetarily or otherwise;

(iv)	has committed a fraud;

(v)	has committed an act involving dishonesty or disloyalty with respect to XATA or any of its subsidiaries or affiliates;

(vi)	has engaged in conduct tending to bring XATA or any of its subsidiaries or affiliates into substantial public disgrace or disrespect; or

(vii)	has acted or failed to act in a manner involving gross negligence or willful misconduct with respect to XATA or any of its subsidiaries or affiliates.
     Change of Control. A Change of Control has occurred if there has been:
(i)	A sale, consolidation, merger, acquisition or affiliation which results in the Employee not remaining as a principal financial or accounting officer with essentially the same duties and responsibilities as prior to the sale, consolidation, merger, acquisition or affiliation; or

(ii)	A sale, consolidation, merger, or acquisition in which XATA becomes accountable to, or a part of, a newly created company or controlling organization where at least 50% of the members of the Board of the newly created company or controlling organization were not members of XATA’s Board immediately prior to such sale, consolidation, merger, or acquisition.
     Termination by Employee for Good Reason. If Employee terminates his employment due to any of the following actions or failures by XATA, such termination shall be deemed to be for “Good Reason:”
(i)	Assignment to Employee by XATA of duties which are inconsistent with Employee’s position, duties, responsibilities, and status with XATA, except in connection with the termination of his employment for Disability (as defined below) or Cause.

(ii)	Any failure to XATA to continue in effect, or to provide a comparable substitute for, any benefit plan or arrangement (including, without limitation, any profit sharing plan, executive supplemental medical plan, group life insurance plan, and medical, dental, accident, and disability plans but excluding incentive plans or arrangements) in which Employee is participating as in effect on the date hereof (or any other plans providing Employee with substantially similar benefits) (hereinafter referred to as “Benefit Plans”), or by the taking of any action by XATA that would adversely affect Employee’s participation in or materially reduce Employee’s benefits under any such Benefit Plan or deprive Employee of any material fringe benefit enjoyed by Employee as in effect on the date hereof.

(iii)	Any failure by XATA to continue in effect, or to provide a comparable substitute for any incentive plan or arrangement (including, without limitation, any incentive compensation plan, long-term incentive plan, bonus or contingent bonus arrangements or credits, the right to receive performance awards, or similar incentive compensation benefits) in which Employee is participating, or is eligible to participate (hereinafter referred to as “Incentive Plans”), or the taking of any action by XATA which would adversely affect Employee’s participation in any such Incentive Plans.
     Disability. Disability shall mean a physical or mental infirmity that impairs the Employee’s ability to substantially perform his duties if it continues for a period of at least 180 consecutive days.
     4. Conditions. The Company’s obligation to make payments under Section 2 hereof is expressly conditioned upon receipt from Employee of a full and complete release of the Company from any liability to Employee (other than the obligation of the Company to pay the amounts under Section 2). In addition, the Company’s obligations under Section 2 shall terminate if Employee breaches his Confidentiality, Invention and Non-Compete Agreement with XATA, dated March 23, 2006.